Code of Conduct and Ethics Policy



Table of Contents

         Purpose and Scope....................................................1
         Responsibilities ....................................................2
         Policy and Practices  ...............................................2
         Regulatory Reference  ...............................................6
         Related Policies and Procedures .....................................6
         Renewal/Review ......................................................7
         Modification History ................................................7


PURPOSE AND SCOPE

QCR Holdings, Inc. (the "Company") has established this Code of Business Conduct and Ethics (the "Code") to provide all employees, officers and directors of the Company with general guidance in fulfilling their ethical responsibilities to the Company. Please note that all references to the "Company" include QCR Holdings, Inc. and the Company's wholly owned subsidiaries. All reference to "Board of Directors" is the QCR Holdings, Inc board of directors only.

The three main principles that are expressed throughout this Code, and that are the major tenets of all ethical conduct for employees, officers and directors of the Company, are:

o Respect for and compliance with the laws and regulations of the United States, and the states, counties, cities and other jurisdictions, in which the Company conducts its business as well as all other laws and regulations that are applicable to the Company;
o  Loyalty  to  the  interests  of  the  Company'sstockholders and
o  Mutual respect of each other.

These principles require that employees, officers and directors of the Company act in a manner that will ensure: o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o Avoidance of conflicts of interest, including disclosure to an appropriate person or persons (identified later in this Code) of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
o Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;
o   Compliance with applicable governmental laws, rules and regulations; and
o Prompt internal reporting of violations of this Code to an appropriate person or persons.

This Code does not summarize or address all ethical questions or specific situations that might arise. Rather, it is designed to provide you with general guidance on ethical obligations in the performance of your duties to the Company. Situations are not always clear-cut. Therefore, you should consult with the Vice President, Internal Control Manager for more information on any issues not addressed in this Code as they arise. In certain instances, review and approval by the Company's Board of Directors or a committee of the Board may be required. The Company has established a disclosure and reporting process that all directors, officers, and employees should use. The Vice President, Internal Control Manager can assist you with this process.

Discipline
Any director, officer or employee who violates this Code will be subject to such disciplinary action as the Company's Board of Directors determines appropriate following an investigation by the Board of Directors of all relevant facts and circumstances surrounding the violation. Such disciplinary action may include suspension, suspension without pay, censure, or any other action that the Board of Directors deems appropriate, including termination from the Company.

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RESPONSIBILITIES
This policy applies to all employees, officers and directors of the Company. Officers and managers are responsible for the review of practices and procedures in place to help ensure compliance with this Code, and for the following:

o  Ensure that current and new employees are trained on the Code,
o Regularly stress to all employees the need for a commitment to the principles of this Code, o Ensure that operations are in accordance with the highest principles of business ethics, and o Maintain a work environment that encourages open communications regarding the importance of operating under these principles and to reinforce the lines of communication available to employees to resolve concerns related to this Code.

POLICY AND PRACTICES

Conflict of Interest
The Company requires you to act in the best interests of the Company and to avoid conflicts of interest, or even the appearance of a conflict of interest, between your professional obligations to the Company and your personal or private interests. The Company has defined a "conflict of interest" to be any situation in which your own interests could compete with the business of the Company or interfere with your responsibilities at the Company.

The appearance of a conflict of interest is just as important as an actual conflict, and may result in harm to the reputation of employees, officers, directors and the Company. Therefore, it is important that you disclose all potential personal and business conflicts of interest to the President of the Company or your subsidiary President, as applicable, including those cases where you are unintentionally placed into a conflict of interest.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Audit Committee of the Board of Directors. It is impractical to set guidelines for all situations in which a conflict of interest may arise. However, guidelines for more common situations are provided below. If a conflict or a potential conflict arises in a situation not discussed below, or if application of the guidance is unclear, you should consult with the Vice President, Internal Control Manager. In certain instances, review and approval by the Company's Board of Directors or a committee of the Board may be required.

1. Outside business relationships or other activities outside the Company Participation in any outside business or other outside activity involves responsibilities and risks of which you need to be aware and need to be willing to assume. The following are some examples of this type of activity that may cause a conflict of interest. You should discuss your involvement in any of these types of situations with the President of the Company or your subsidiary President, as applicable, as Board approval may be required.

     o Owning a material financial interest in a competitor of the Company or an entity that does business or seeks to do business with the Company;
     o Being employed by, performing services for, serving as an officer of, or serving on the board of directors of any such entity;
     o Making an investment that could compromise one's ability to perform his or her duties to the Company;
     o Having an immediate family member who engages in any of the activities identified above; or
     o Having involvement in any form of personal or business relationship with a customer that could directly affect your ability to make an independent decision to extend credit, accept or process loan payments, modify loan terms and conditions, or otherwise administer any other aspect of the customer's business or relationship with the Company. Involvement as an officer, director, or other high office involvement with a customer that has a criticized lending relationship with the Company should be avoided, and further review of the relationship must be completed by the Board.

     Such entities may be either for-profit or not-for-profit, including businesses, places of worship, community organizations, professional organizations, etc. Involvement in any outside activity that may present a potential conflict of interest must be disclosed to the Company via its formal disclosure process, and may require Board approval before accepting a position with the organization. Board approval is not required to participate in a leadership activity of a non-profit organization unless there is a lending or trust relationship or some other potential conflict of interest between the organization and the Company, such as having signing authority or some other level of control or authority over any deposit, credit or trust accounts the organization maintains with the Company.

2.   Business opportunities You are prohibited from:

     o Taking any opportunities that properly belong to the Company or that are discovered through the use of company property, information or position;
     o    Using corporate  property,  information or position for personal gain;
          and
     o    Competing with the Company.

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3.   Loans
     Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members and companies or other organizations in which they have an interest, either financial or otherwise, may create conflicts of interest, unless, however, such arrangements are made in compliance with the rules and regulations of the relevant banking regulatory agencies covering insider loans.

4.   Gifts and other special benefits
     You should not seek or accept for your own benefit, or for the benefit of any immediate family member, any favors, preferential treatment, special benefits, special documents, gifts or other consideration as a result of your association with the Company or any company that does business with the Company, except those usual and normal benefits directly provided by the Company or any such entities. Employees, officers and directors must comply with the Company's Anti-Bribery Policy, a copy of which is available in the Employee Handbook. Please contact the Human Resources Department if you would like an additional copy of the policy.

5.   Processing personal bank transactions
     You are offered the same types of deposit accounts, loans and services that the Company offers to its other customers. You are encouraged to take advantage of the Company's products and services. However, you may not process your own transactions, those of your immediate family, those of a close friend, or those of an entity in which there is an interest (financial or otherwise). While your normal duties may grant you access to view your own account balance on the system, you may not transfer funds, place or remove holds, process deposits or payments, or perform any other maintenance on your accounts. Processing your own transactions creates a conflict of interest and is a violation of Company policy.

Director Disclosure
With respect to potential conflicts of interest involving bank or holding company directors, the Company requires that members of any board avoid conflicts of interest by disclosing to the appropriate board all personal interests and recusing themselves from participation in matters when there is a conflict between the interest of the Company and their personal interest. Bank boards should report any potential conflicts that are disclosed to the Board of Directors, which has final authority over such matters.

Confidentiality
You must not disclose any confidential information entrusted to you by the Company, a customer of the Company or any other party that the Company does business with, to any third party, as set forth in the Company's Non-Disclosure Of Confidential Business Information Policy, a copy of which is available in the Employee Handbook. Confidential information includes, among other things, customer information, information relating to proposed, ongoing or completed transactions of the Company, trade secrets, confidential financial information of the Company and business plans. In other words, confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. The Company's Privacy Policy communicates when disclosure is authorized, such as in compliance with laws, regulations or legal proceedings. Whenever feasible, you should consult with the Company's Vice President, Internal Control Manager if you believe you have a legal obligation to disclose confidential information.

Insider Trading
Securities laws and regulations prohibit the misuse of material non-public information when purchasing, selling or recommending securities. Employees, officers and directors must comply with the practices and procedures set forth in the Company's Insider Trading Policy, a copy of which is available in the Employee Handbook. Please contact the Human Resources Department or the Company's Chief Financial Officer if you would like an additional copy of the policy.

Fair Dealing
You should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees. Employees, officers and directors should not take unfair advantage of any other party through fraud, manipulation, concealment, abuse of privileged information, misrepresentation or omission of material facts or any other unfair practices.

Protection And Proper Use Of Company Assets
All employees, officers and directors should protect and safeguard from harm the Company's assets. Theft, misappropriation or destruction of the Company's assets is in direct violation of the Company's obligations to the Company's stockholders. You should only use the Company's assets for legitimate business purposes.



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Financial Reporting and Compliance with Controls
Employees, officers and directors must comply with all financial reporting and other regulatory requirements applicable to the Company. All business transactions must be reported and disclosed in a manner consistent with generally accepted accounting principles of the United States. All employees, officers and directors must cooperate with and assist the Company's internal and independent auditors in the performance of their duties to the Company and must comply with all internal control procedures established by the Company for the safeguarding of assets and proper reporting and disclosure of financial information.

It is critical that the Company comply with all of its regulatory disclosure obligations. Filings by the Company with the Securities and Exchange Commission and other regulatory bodies must be accurate and timely. Depending on your position with the Company, you may be called upon to provide necessary information to ensure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

Reporting Accounting Errors or Improprieties
Employees, officers and directors must comply with all applicable financial reporting and accounting regulations applicable to the Company. If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, including a failure to comply with internal controls of the Company or to cooperate with the Company's internal or independent auditors, then you should submit those concerns or complaints to the Audit and Compliance Committee of the Board of Directors. Methods for anonymous reporting of any such questionable practices are described in the Company's Whistleblower Procedures. The procedures are available on the Company's local area network. Please contact the Vice President, Internal Control Manager if you would like an additional copy of the procedures.

Reporting Illegal Or Unethical Behavior
You are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and about the appropriate ethical conduct in a particular situation. Employees, officers or directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur must contact their supervisor, superiors or the Audit and Compliance Committee of the Board of Directors. If you do not believe it appropriate, or are not comfortable approaching your supervisors or superiors about your concerns or complaints, then you must contact the Vice President, Risk Management or the Audit and Compliance Committee of the Board of Directors of the Company as outlined in the Company's Whistleblower Procedures. If your concerns or complaints require confidentiality, including keeping your identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

General Conduct Prejudicial to the Company
Directors, officers and employees shall not engage in criminal, dishonest or publicly disgraceful conduct, or other conduct prejudicial to the Company.

No Retaliation
The Company will not permit retaliation of any kind by, or on behalf of, the Company by any of its employees, officers or directors against any individual reporting violations of this Code in good faith.

Waivers to the Code of Conduct and Ethics
Only a majority of independent directors of the Board of Directors or a Board committee comprised solely of independent directors may approve any waivers to the Code and will be promptly disclosed as required by law or by regulation of the Securities and Exchange Commission.


REGULATORY REFERENCE

Applicable laws and regulations include the following:

o    Regulation O
o    Anti-Bribery Act
o    Gramm-Leach-Bliley Act
o    Regulation P
o    Sarbanes-Oxley Act of 2002
o    Securities Exchange Act of 1934

RELATED POLICIES AND PROCEDURES

Related policies are mentioned throughout the Policy and Practices section.

RENEWAL/REVIEW

The Company's Board of Directors will be responsible for the annual review of the Code and recommend clarifications or necessary changes to this Code.


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